Exhibit 5.1

                               Balch & Bingham LLP
                       1901 Sixth Avenue North, Suite 2600
                            Birmingham, Alabama 35203
                                 (205) 251-8100




                                February 17, 2004

Alabama Power Company
600 North 18th Street
Birmingham, AL  35291

         RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Alabama Power Company (the "Company") in connection with the Registration Statement on Form S-3 (Registration Statement Nos. 333-110950, 333-110950-01, 333-110950-02 and 333-110950-03) filed with the
Securities and Exchange Commission (the "Commission") on December 5, 2003 and declared effective by the Commission on December 19, 2003 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to 4,000,000 shares of 5.30% Class A Preferred Stock, Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) of the Company (the "Preferred Stock") issued pursuant to the Company's Joint Agreement between Alabama Power Company, Gulf Electric Company and Houston Power Company dated October 3, 1927 pursuant to which the Company was formed (as heretofore amended, including the amendment setting forth the rights and preferences of the Preferred Stock dated February 17, 2004, the "Charter").

         We have examined the Registration Statement and the Charter. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Preferred Stock are legally issued, fully paid and non-assessable shares of the Company and the holders and owners thereof are entitled to all the rights and preferences set forth in the Charter.

Alabama Power Company
February 17, 2004
Page 2




         We are members of the State Bar of Alabama and we do not express any opinion herein concerning any law other than the law of the State of Alabama and the federal law of the United States.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

                                Very truly yours,

                             /s/Balch & Bingham LLP